                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            WESTERN RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     (1) Amount Previously Paid:

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

                           [LOGO] Western Resources

                                                                   June 12, 2001

Dear Shareholder:

    I cordially invite you to the 2001 Annual Meeting of Shareholders of Western Resources, Inc. The meeting this year is at 11:00 a.m., Central Daylight Saving Time, on Tuesday, July 10, 2001 at the State Line Power Plant at 2299 South State Line Road, near Joplin, Missouri. In addition to the formal business of the meeting, we will commemorate the start up of the new State Line combined cycle unit that we jointly own with The Empire District Electric Company.

    As you know, we have invested over $100 million in the new State Line combined cycle unit. Our investment in new power generating facilities over the last couple of years--including State Line--is the largest construction of new generation by the Company since the mid-1980s. We think the annual meeting provides an appropriate opportunity to commemorate the new unit. The meeting and the commemoration will be held outside, so please dress casually. We hope you will be able to join us at this event.

    The Board of Directors has nominated the three present directors whose terms of office expire this year to continue to serve as directors. The Board of Directors recommends that you vote for the nominees.

    The enclosed notice of the meeting and proxy statement contain detailed information about the business to be transacted at the meeting, and a map with directions to the facility.

    We urge you to read the proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet voting procedures.

    I extend my thanks for your continued investment in the Company.

                                          Sincerely,

                                          /s/ David C. Wittig

                                          DAVID C. WITTIG
                                          Chairman of the Board, President,
                                          and Chief Executive Officer

DIRECTIONS TO STATE LINE POWER PLANT:

From the North (Kansas City):
    South on U.S. Highway 69 to Riverton, Kansas, then east on U.S. Highway 66 through Galena, Kansas, to State Line Road, then south to the power plant.

From the South (Oklahoma or Arkansas):
    North on Interstate 44 to U.S. Highway 66 exit, then west to State Line Road, then south to the power plant.

From the West (Wichita):
    East on U.S. Highway 400 to U.S. Highway 66, then east to State Line Road, then south to the power plant.

From the East (Springfield):
    West on Interstate 44 to U.S. Highway 66 exit, than west to State Line Road, then south to the power plant.



                      [MAP OF streets of Kansas-Missouri]

                            WESTERN RESOURCES, INC.
                            818 South Kansas Avenue
                             Topeka, Kansas 66612

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:         11:00 a.m. (Central Daylight Saving Time) on Tuesday, July 10, 2001

Place:        State Line Power Plant
              2299 South State Line Road
              Near Joplin, Missouri 64804

Purpose:      .To elect three Class II directors to serve for a term of three years

              .To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting

Record Date:  You may vote if you were a shareholder of record on June 5, 2001

Proxy Voting: Your vote is important. You may vote in person at the meeting or by proxy in one of three ways:

              .by signing, dating and returning your proxy card in the enclosed envelope

              .by calling the toll-free number on the enclosed proxy card

              .via the Internet using instructions on the proxy card

                                          On behalf of the Board of Directors,

                                          /s/ Larry Irick
                                          LARRY D. IRICK
                                          Corporate Secretary

Topeka, Kansas
June 12, 2001

                                PROXY STATEMENT

    The Board of Directors of Western Resources, Inc. (the "Company") is soliciting proxies for the 2001 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We began mailing these documents to shareholders on or about June 12, 2001.

                   VOTING PROCEDURES--QUESTIONS AND ANSWERS

  Who may vote and how many votes do I have?

    Common and preferred shareholders of record at the close of business on June 5, 2001 may vote. For each matter presented for vote, you have one vote for each share you own.

    On that date there were outstanding and entitled to vote 70,477,088 shares of Common Stock, 138,576 shares of Preferred Stock, 4 1/2% Series, 60,000 shares of Preferred Stock, 4 1/4% Series, and 50,000 shares of Preferred Stock, 5% Series. Shares of our common stock owned by Westar Industries, Inc. ("Westar"), our wholly owned subsidiary, are not entitled to vote and do not count for quorum purposes.

  How do proxies work?

    The Board of Directors is asking for your proxy. Giving the persons named as proxies your proxy means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the enclosed proxy card but do not specify how to vote, the persons named as proxies will vote your shares for our director nominees.

  How do I vote?

    You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail. Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held in "street name" by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. If you hold your shares in "street name" and want to vote in person at the annual meeting, you must obtain a legal proxy from your broker or nominee and bring it to the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

  What does it mean if I receive more than one proxy card?

    You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan or one of our employee stock plans, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our shareholder services department at 800-527-2495 or 785-575-6394 (in the Topeka area) or by e-mail at sharsvcs@wr.com.

    You will also receive a proxy card if you hold shares in our Employees' 401(k) Savings Plan. The plan trustee will vote these shares in accordance with your proxy. If you do not vote, the plan trustee will vote your shares in proportion to the way the other plan participants voted.

  Can I change my vote?

    You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received before the meeting to be counted):

    .   by mailing a revised proxy dated later than the prior proxy
    .   by voting again at the Internet Web site
    . by notifying our Corporate Secretary in writing that you are revoking your proxy

    You can also revoke your proxy by voting in person at the meeting. Please keep in mind that while telephone and Internet votes are recorded immediately, mailed proxy cards will be recorded upon receipt and could override a vote submitted electronically. The last vote received by the tabulator by telephone, Internet or mail will be the vote counted.

  Who can attend the annual meeting?

    Only shareholders on June 5, 2001 and our guests may attend the meeting. If you hold your shares in the name of a bank, broker or other holder, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing you owned common or preferred stock on June 5, 2001 would be acceptable proof. No proof is required if you are a registered holder.

  What constitutes a "quorum" for the meeting?

    A quorum is necessary to conduct business at the meeting. A quorum requires the presence of majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy.

    Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

  How many votes are needed?

    Director nominees receiving the most votes will be elected. Approval of any other item being considered requires a majority of the votes cast.

    Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the meeting.

  Who pays for the solicitation of proxies?

    We pay the cost of soliciting proxies. We retained Georgeson Shareholder Communications Inc. to assist with the solicitation for an estimated fee of $9,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to the use of the mails, proxies may be solicited personally, or by telephone or electronic media by our regular employees.

                             ELECTION OF DIRECTORS
                            (Item 1 on Proxy Card)

Directors and Nominees for Directors

    Our Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors of Class II expire with this meeting. Our bylaws require each class to be as nearly equal in number as possible, with no class to include fewer than two directors. The size of the Board of Directors will be decreased to seven directors concurrently with the annual meeting as a result of the retirement at that time of Louis W. Smith, who currently serves as a Class III director.

    Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by our Board of Directors.

                  Nominees (Class II)--Term Expiring in 2004

Gene A. Budig (age 62)

    Dr. Budig is Senior Advisor to the Commissioner of Baseball in New York, New York (since March 2000) and a professor at Princeton University (since July
2000). Prior to that time, Dr. Budig was President of the American League of Professional Baseball Clubs. Dr. Budig is a director of the Harry S. Truman Library Institute, the Ewing Marion Kaufman Foundation, the Major League Baseball Hall of Fame and the Media Studies Center-Freedom Forum. Dr. Budig is also a director of Protection One, Inc. ("Protection One"), our indirect subsidiary. He has served as our director since July 1999. He also served as our director from January 1987 to May 1998.

John C. Nettels, Jr. (age 45)

    Mr. Nettels is a Partner with the law firm of Morrison & Hecker, L.L.P. in Overland Park, Kansas. He has served as our director since March 2000.

David C. Wittig (age 45)

    Mr. Wittig is our Chairman of the Board, President and Chief Executive Officer (since January 1999, March 1996 and July 1998, respectively). Prior to that time, Mr. Wittig was our Executive Vice President of Corporate Development. Mr. Wittig is a director of Waco Instruments, Inc. Mr. Wittig is a trustee of the Kansas University Endowment Association and Boys Harbor, Inc. He has served as our director since February 1996.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ALL OF THE ABOVE NOMINEES.

                             Continuing Directors
                      (Class III)--Term Expiring in 2002

Frank J. Becker (age 65)

    Mr. Becker is President of Becker Investments, Inc. in Lawrence, Kansas. Mr. Becker is a director of the Douglas County Bank, Martin K. Eby Construction Company and IMA Insurance, Inc., and a trustee of the Kansas University Endowment Association. He has served as our director since 1992.

Douglas T. Lake (age 51)

    Mr. Lake is our Executive Vice President and Chief Strategic Officer (since September 1998). Prior to that, Mr. Lake was Senior Managing Director at Bear, Stearns & Co. Inc., an investment banking firm. Mr. Lake is also Chairman of the Board of Protection One and a director of ONEOK, Inc. and Guardian International, Inc. He has served as our director since October 2000.

                       (Class I)--Term Expiring in 2003

Charles Q. Chandler, IV (age 47)

    Mr. Chandler is Chairman of the Board, President and Chief Executive Officer of INTRUST Bank, N.A. and President of INTRUST Financial Corporation. Both companies are located in Wichita, Kansas. Mr. Chandler is a director of INTRUST Financial Corporation, the First National Bank of Pratt, Kansas, the Will Rogers Bank in Oklahoma City, Oklahoma and the Wesley Medical Center in Wichita, Kansas. He is also a trustee of the Kansas State University Endowment Foundation. Mr. Chandler has served as our director since January 2000.

John C. Dicus (age 67)

    Mr. Dicus is Chairman of the Board and Chief Executive Officer of Capitol Federal Savings Bank. Mr. Dicus is also Chairman of the Board and Chief Executive Officer of Capitol Federal Financial and Capitol Federal Savings Bank MHC (since March 1999). These companies are located in Topeka, Kansas. Mr. Dicus is a director of Security Benefit Life Insurance Company and Columbian National Title Company, and a trustee of the Menninger Foundation, Stormont-Vail Health Care, Inc. and the Kansas University Endowment Association. He has served as our director since May 1990.

Compensation of Directors

    Directors who are our employees do not receive additional compensation for their services as directors. Directors who are not our employees receive an annual cash retainer fee of $25,000, paid quarterly, an annual stock award of $18,500, and an annual restricted share unit award of $19,000. The restricted share unit award vests ratably over three years from the date of grant. Directors who are not our employees are also paid a fee of $1,200 for each meeting of the Board of Directors and a fee of $1,000 for each committee meeting they attend ($600 if they participate by telephone). Directors are also reimbursed for expenses incurred by them which are incidental to attending meetings.

    Pursuant to our Outside Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"), an outside director may elect to defer all or a portion of any fee received for services. The Deferred Compensation Plan is a voluntary participation plan administered by the Human Resources

Committee of our Board of Directors. In addition, an outside director may elect to have all or a portion of any cash fees paid in stock pursuant to our Long Term Incentive and Share Award Plan.

Board Meetings and Committees of the Board of Directors

    Our Board of Directors met seventeen times during 2000. All directors attended at least 75% of the total number of board and committee meetings held while they served as a director or member of a committee. We have an Audit and Finance Committee, a Human Resources Committee, a Nominating Committee and a Corporate Public Policy Committee.

    The Audit and Finance Committee is currently composed of Dr. Budig, Chairman, Mr. Chandler and Mr. Dicus. Each of these persons is an independent director as required by the rules of the New York Stock Exchange. The principal responsibilities of the committee are described in the Audit Committee Charter that was approved by our Board of Directors and is attached as Appendix A to this proxy statement. The committee reviews the nature of services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. It also recommends the independent auditor for approval by the full Board. This committee held nine meetings during 2000.

    The Human Resources Committee is currently composed of Mr. Becker, Chairman, Dr. Budig and Mr. Dicus. This committee reviews the performance of corporate officers and changes in officer compensation and benefits. This committee held seven meetings during 2000.

    The Nominating Committee is currently composed of Mr. Nettels, Chairman, Mr. Becker and Mr. Wittig. This committee reviews and recommends nominees for election to our Board of Directors including nominees recommended by shareholders if nominations are submitted in accordance with the procedures for shareholder proposals discussed later in this proxy statement. This committee held two meetings in 2000.

    The Corporate Public Policy Committee is currently composed of Mr. Dicus, Chairman, Mr. Chandler, and Mr. Lake. This committee reviews major programs of the Company relating to community relations, customer relations, corporate contributions and other public affairs issues. This committee held one meeting during 2000.

Audit and Finance Committee Report

    Pursuant to a written charter adopted by the Board of Directors, the Audit and Finance Committee is responsible for overseeing the Company's financial reporting process on behalf of the Board of Directors. A copy of the charter is included as Appendix A to this proxy statement.

    Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit and Finance Committee has the responsibility to monitor and oversee these processes.

    In fulfilling its responsibilities, the Audit and Finance Committee recommended to the Board of Directors the selection of the Company's independent accountants, Arthur Andersen LLP. That firm has discussed with the Audit and Finance Committee and provided written disclosures and a letter to the Audit and Finance Committee on that firm's independence as required by Independence Standards

Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. That firm has also discussed with the Audit and Finance Committee matters required to be communicated under Statement of Accounting Standards 61, Communication with Audit Committees, as currently in effect.

    The Audit and Finance Committee reviewed and discussed with management and the independent accountants the Company's audited financial statements and the overall quality of the Company's accounting and financial reporting.

    Based on the actions detailed in this report, the Audit and Finance Committee authorized that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and filed with the Securities and Exchange Commission.

                                          The Audit and Finance Committee

                                          Gene A. Budig, Chairman
                                          Charles Q. Chandler, IV
                                          John C. Dicus

Human Resources Committee Report

    The executive compensation programs of the Company are administered by the Human Resources Committee of the Board of Directors (the "Committee"), which is composed of three non-employee directors. The Committee reviews and approves all issues pertaining to executive compensation. The objective of the Company's three compensation programs (base salary, short term incentive and long term incentive) is to provide compensation which enables the Company to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives, and directly link the success of our executives with that of our shareholders.

    The Company extends participation in its long term and short term incentive programs to certain key employees in addition to executive officers based on their potential to contribute to increasing shareholder value.

    In structuring the Company's compensation plans, the Committee takes into consideration Section 162(m) of the Internal Revenue Code (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) and other factors the Committee deems appropriate. As a result, some of the compensation under the Company's compensation plans may not be deductible under Section 162(m).

  Base Salary Compensation

    A base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of the Company's business objectives and to be competitive with the base salaries paid for comparable positions in the national market by diversified consumer services companies, with emphasis on electric energy and monitored security services with annual total revenues comparable to ours. Some, but not all, of such companies are included in the Standard & Poor's Electric Companies Index. The Company utilized industry information for compensation purposes. Not all companies comprising such index participate in making available such industry information. In addition, the Company considers information about other companies with which the Committee believes the Company competes for executives, but which are not part of such industry information. The mid-point for each base salary range is intended to approximate the average base salary for the relevant position in the national market. Industry surveys by national industry associations are one source of this market information. The Committee also utilizes the services of an independent compensation consultant to provide national market data for executive positions and to evaluate the appropriateness of the Company's executive compensation and benefit programs.

    Within the established base salary ranges, actual base salary is determined by the Company's financial performance in relation to attainment of specific goals, such as earnings-per-share and total return to shareholders, and a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Committee annually reviews the performance of the Chairman of the Board, President and Chief Executive Officer and other executive officers. The Committee, after consideration of the Company's financial performance, and such other subjective factors as the Committee deemed appropriate for the period being reviewed, established the base compensation of such officers.

    In reviewing the annual achievement of each executive and setting the new base annual salary levels for 2000, the Committee considered each individual's contribution toward meeting the board-approved budgeted financial plan for the previous year, total return to shareholders, earnings per share, customer satisfaction, compliance with the Company's capital financial plan, the Company's budgets, the individual's management effectiveness and the individual's base compensation compared to the national market.

  Annual Incentive Compensation

    All executive officers are eligible for annual incentive compensation.

    The primary form of short term incentive compensation is the Company's Short Term Incentive Plan for employees selected by the Committee, including the named executive officers, who have an opportunity to directly and substantially contribute to the Company's achievement of short term objectives. Short term incentives are structured so that potential compensation is comparable with short term compensation granted to comparable positions in the national market. Short term incentives are targeted to approximate the median in the national market. Some, but not all, of such companies are included in the Standard & Poor's Electric Companies Index.

    Mr. Wittig is eligible for an annual short term incentive target of 90% of base salary. Other participants are eligible for annual short term incentive targets ranging from 15% to 80% of base salary. For executive officers, 20% of the annual incentive is tied to the attainment of individual goals and management skills. The balance is based upon the Company's achievement of financial goals established annually by the Committee. Awards in excess of the targets may be payable if the financial goals set by the Committee are exceeded. The Committee may grant performance based awards to the Chief Executive Officer and the other four most highly compensated officers of the Company who are or may be subject to Section 162(m) of the Code without being subject to the $1 million limitation on deductibility for federal income tax purposes.

    Changes in annual incentive compensation to the named executive officers in 2000 compared to 1999 resulted from an individual's relative attainment of his or her goals and the Company substantially exceeding its earnings per share and shareholder value goals.

  Long Term Incentives

    Long term incentive compensation is offered to employees who are in positions which can affect the Company's long term success through the formation and execution of its business strategies. The Long Term Incentive and Share Award Plan (the "Plan") is the principal method for long term incentive compensation, and compensation thereunder currently takes the form of dividend equivalents and restricted share unit grants. The purposes of long term incentive compensation are to: (1) focus key employees' efforts on performance which will increase the value of the Company to its shareholders; (2) align the interests of management with those of the Company's shareholders; (3) provide a competitive long term incentive opportunity; and (4) provide a retention incentive for key employees.

    The Plan has been established to advance the interests of the Company and its shareholders by providing a means to attract, retain, and motivate employees and directors upon whose judgment, initiative and effort the Company's continued success, growth and development is dependent.

    All non-union employees are eligible for grants under the Plan. Under the Plan, stock based awards are provided to such participants and in such amounts as the Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation for similar executive positions in companies considered comparable by the Committee was used as a reference in establishing the level of dividend equivalents and restricted share units for the Company's executives.

    The use of restricted share units and stock grants as a significant component of compensation creates a strong and direct linkage between the financial outcomes of the employees and the shareholders. Dividend equivalents are also granted. The value of a single dividend equivalent is equal to the dividends that would have been paid or payable on a share from the date of grant. Restricted share units require the continued employment of the executive for four years unless the executive's employment terminates due to retirement, death, disability, termination without cause by us, for good reason by the executive or a change in control of the Company. Dividends are paid on the restricted share units from the date of grant.

    In April 1999, the Committee adopted a Stock for Compensation Program which allows the Company's executive officers and other key employees to receive up to a specified percentage of base compensation in the form of restricted share units. The percentage of base compensation allowed to be paid in restricted share units ranges from approximately 5% to approximately 60% depending on the salary of the individual. Restricted share units are valued based upon 85% of the closing price for the Company's common stock on the date of grant. Dividend equivalents are paid on such share units. In 2000, Mr. Wittig elected to receive approximately 60% of his base compensation in restricted share units under the program.

    In addition, during 2000 the Committee allowed all current employees to exchange outstanding stock options and dividend equivalents for restricted share units with approximately equal economic value as determined by an independent compensation consultant. The named executive officers exchanged 605,625 stock options with dividend equivalents for 161,398 restricted share units. Of these, Mr. Wittig exchanged 360,500 stock options for 96,895 restricted share units. These restricted share units vest ratably over a three year period.

    In the event of a change in control, stock options, dividend equivalents and restricted shares units may accelerate and vest with performance criteria deemed satisfied.

  Chief Executive Officer

    Mr. Wittig's base salary and his annual short term incentive compensation are established annually. In recommending the base salary to be effective July 1, 2000, while not utilizing any specific performance formula and without ranking the relative importance of each factor, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Mr. Wittig's overall management effectiveness in his position as Chairman of the Board, President and Chief Executive Officer of the Company and his achievement of individual goals. Factors considered included his continuing leadership of the Company and his contribution to strategic direction, management of change in an increasingly competitive environment, management of operations, and the overall productivity of the Company. The Committee also took into account the recommendations made by an independent compensation consultant. Mr. Wittig's base salary, including compensation received under the Stock for Compensation Program, was not changed in 2000.

    With respect to Mr. Wittig's 2000 short term incentive compensation, the Committee took into account the above performance factors and the Company substantially exceeding its earnings per share and shareholder value goals. The long term incentive compensation of Mr. Wittig included stock options, dividend equivalents and restricted share units granted based upon the factors described under Long Term Incentives above.

                                    Western Resources, Inc. Human Resources
                                      Committee

                                    Frank J. Becker, Chairman
                                    Gene A . Budig
                                    John C. Dicus

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners

    Other than as set forth in the following table for our common stock, we know of no other beneficial owner of more than five percent of any class of our outstanding voting stock.

                                     Amount and Nature
Name and Address of Beneficial Owner of Beneficial Ownership Percent of Class
------------------------------------ ----------------------- ----------------
Westar Industries, Inc.(1)           14,556,034              20.7%(2)
818 S. Kansas Avenue
Topeka, KS 66612

OZ Management, LLC(3)                 7,678,000               9.1%
9 West 57th Street, 39th Floor
New York, NY 10019

Wallace R. Weitz and Company(4)       5,174,300               7.4%
1125 S. 103rd Street, Suite 600
Omaha, NE 68124-6008

--------
(1) Westar is our wholly owned subsidiary. We have shared investment power with respect to, and are deemed to beneficially own these shares under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Kansas law, the shares held by Westar are not entitled to vote as long as Westar remains our majority owned subsidiary. The information is provided as of May 31, 2001.
(2) The percent is calculated pursuant to Section 13(d)(4) of the Exchange Act which excludes from outstanding shares any shares held by us or any of our subsidiaries. The percent is 17.12% if the shares held by Westar are included in outstanding shares.
(3) As reported in a Schedule 13G filing with the Securities and Exchange Commission on April 25, 2001.
(4) As reported in a Schedule 13G/A filing with the Securities and Exchange Commission on February 2, 2001.

Change in Control

    Pursuant to an agreement between Public Service Company of New Mexico ("PNM") and us dated as of November 8, 2000, PNM will acquire our electric utility businesses in a stock for stock transaction. Under the terms of the agreement, both we and PNM will become subsidiaries of a new holding company. The agreement is subject to shareholder and regulatory approvals and other conditions to closing.

Security Ownership of Management

    The following information is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group, as to ownership of shares of our common stock and the common stock of Protection One. The information provided is as of May 31, 2001.

                                     Amount and Nature of                      Amount and Nature of
                                     Beneficial Ownership of     Percentage of Beneficial Ownership of
      Name of Beneficial Owner       Western Resources Stock (1) Ownership (2) Protection One Stock (3)
      ------------------------       --------------------------- ------------- ------------------------
Frank J. Becker                         32,125(4)                  --          26,500(5)
Gene A. Budig                            9,080                     --              --
Charles Q. Chandler, IV                  2,695                     --           2,222(6)
John C. Dicus                            6,255(7)                  --              --
Thomas L. Grennan                       98,435(8)                  --              --
Carl M. Koupal, Jr.                    175,679(8)                  --              --
Douglas T. Lake                        275,023(8)                  --              --
John C. Nettels, Jr.                     4,196(9)                  --          10,500(6)(9)
Louis W. Smith                          15,031                     --              --
Richard D. Terrill                     110,085(8)(10)              --              --
David C. Wittig                        760,094(8)(11)            1.08%             --

All directors and executive officers
  as a group
  (13 individuals)                   1,577,845(12)               2.24%         39,222(13)

--------
 (1) No director or executive officer owns any of our equity securities other than our common stock. Includes beneficially owned shares held in employee savings plans and shares deferred under the Long Term Incentive and Share Award Plan, the Stock for Compensation Program and the Outside Directors' Deferred Compensation Plan.
 (2) Percentages are omitted if a person owns less than one percent of the outstanding shares of our common stock.
 (3) Each individual and the group owns less than one percent of the outstanding shares of Protection One's common stock. No director or executive officer owns any equity securities of Protection One other than Protection One's common stock.
 (4) Includes 3,400 shares held in trusts, of which Mr. Becker is a co-trustee with shared voting and investment power and excludes shares held in trust by Douglas County Bank, of which Mr. Becker is a director.
 (5) Includes 5,000 shares held in a trust in which Mr. Becker has shared voting and investment power.
 (6) Includes stock options exercisable currently or within sixty days: Mr. Chandler, 2,222 shares, and Mr. Nettels, 7,500 shares.
 (7) Includes 500 shares held by Mr. Dicus' spouse, not subject to his voting or investment power.
 (8) Includes restricted share units as follows: Mr. Grennan, 79,295; Mr. Koupal, 151,724; Mr. Lake, 201,476; Mr. Terrill, 98,618; Mr. Wittig,
     412,022; and 72,404 restricted share units granted to other executive officers in the group.
 (9) Includes 500 shares held in a trust in which Mr. Nettels has shared investment and voting power.
(10) Includes 17 shares held by Mr. Terrill's son, not subject to his voting or investment power.
(11) Includes 31,484 shares held by Mr. Wittig's spouse, not subject to his voting or investment power.
(12) Includes shares referred to in items (1), (4) and (7) through (11) above.
(13) Includes shares referred to in items (3), (5), (6) and (9) above.

                      COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the compensation of our named executive officers for the last three completed fiscal years:

                          Summary Compensation Table

                                                                            Long Term
                                                                          Compensation
                                         Annual Compensation                 Awards
                                 ------------------------------------ ---------------------
                                                          Other       Restricted
                                                         Annual         Stock    Securities All Other
                                                         Compensation  Awards    Underlying Compensation
Name and Principal Position      Year Salary $  Bonus $   $(1)          $(2)     Options #    $(3)
---------------------------      ---- -------  ---------   -------    ---------   -------    ---------
David C. Wittig                  2000 303,400  1,171,170 134,794      2,155,781   58,500      486,969
Chairman of the Board, President 1999 408,683         -- 105,909      1,738,625  114,000    5,756,753
and Chief Executive Officer      1998 635,542    114,400  31,312      1,622,250  113,000       79,217

Douglas T. Lake                  2000 224,476    642,706  57,417      1,317,813    9,000      700,999
Executive Vice President,        1999 266,849         --  31,494        948,219   40,000      429,664
Chief Strategic Officer          1998 108,333     15,080   3,348        521,438   30,000      354,839

Carl M. Koupal, Jr.              2000 290,740    427,078   9,847        930,000    9,000       48,318
Executive Vice President,        1999 307,020         --  13,045        612,313   28,000       42,327
Chief Administrative Officer     1998 250,125     36,720   4,258        502,125   28,000       31,610

Thomas L. Grennan                2000 175,750    299,702  56,375        496,875    6,000       69,953
Executive Vice President,        1999 187,708         --  35,965        445,000   20,000       64,292
Electric Operations              1998 163,000     47,481  31,840             --   12,000       17,761

Richard D. Terrill               2000 188,849    299,750   8,311        740,219    2,700       36,576
Executive Vice President,        1999 180,000     28,400  12,448        361,563   16,000       36,224
General Counsel                  1998 130,667     17,160   3,919             --    9,000       17,177

--------
(1) Other Annual Compensation for 2000 includes the following items: (a) payments for federal and state taxes associated with personal benefits and financial and tax planning (Mr. Wittig, $19,038, Mr. Lake, $18,095, Mr. Koupal, $2,036, Mr. Grennan, $7,446, and Mr. Terrill, $904); (b) interest (in excess of the applicable federal long term interest rate) on deferred compensation (Mr. Wittig, $30,665, Mr. Koupal, $2,705, Mr. Grennan, $36,249, and Mr. Terrill, $1,566); and (c) value of discounts received on stock compensation (Mr. Wittig, $85,091, Mr. Lake, $39,322, Mr. Koupal, $5,106, Mr. Grennan, $12,680, and Mr. Terrill, $5,841).
(2) The reported dollar value of restricted stock awards is equal to the closing price of our common stock on the date of grant, multiplied by the total number of restricted share units granted to the named executive officer. The aggregate restricted share units held by each of the named executive officers as of December 31, 2000 were as follows: Mr. Wittig, 335,095; Mr. Lake, 149,548; Mr. Koupal, 118,282; Mr. Grennan, 60,515; and
    Mr. Terrill, 69,858. Based on the closing price of our common stock on December 29, 2000 ($24.8125 per share), the restricted share units had an aggregate value on that date of $8,314,545, $3,710,660, $2,934,872,
    $1,501,528, and $1,733,352, respectively. This value may not represent the ultimate value of the restricted share units to the employee or us. Dividend equivalents are paid on the restricted share units from the date of grant. See the Human Resources Committee Report for a discussion of vesting of these restricted share units.
(3) All Other Compensation for 2000 includes the following items: (a) company contributions under our 401(k) savings plan, a defined contribution plan (Mr. Wittig, $5,044, Mr. Lake, $3,380, Mr. Koupal, $4,505, Mr. Grennan, $3,515, and Mr. Terrill, $5,100); (b) premiums paid on term life insurance policies (Mr. Wittig, Mr. Lake and Mr. Koupal, $853, Mr. Grennan, $688, and Mr. Terrill, $575); (c) imputed income on split dollar life insurance policies (Mr. Wittig, $40,852 and Mr. Koupal, $15,460); (d) value of shares received under our Stock for Compensation Program in lieu of cash compensation (Mr. Wittig, $440,220, Mr. Lake, $203,424, Mr. Koupal, $27,500, Mr. Grennan, $65,750, and Mr. Terrill, $30,901); and (e) $493,342
    paid to Mr. Lake under the terms of a letter agreement entered into when he joined us.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                    Number of Securities  % of Total Options   Exercise or
                    Underlying            Granted to Employees Base Price                      Grant Date
Name                Options Granted # (1) in Fiscal Year       $/share     Expiration Date (1) Present Value (2)
----                ---------------------    --------------     --------    ----------------       --------
David C. Wittig     58,500                9.31%                $15.3125    January 26, 2010    $125,190
Douglas T. Lake      9,000                1.43%                $15.3125    January 26, 2010     $19,260
Carl M. Koupal, Jr.  9,000                1.43%                $15.3125    January 26, 2010     $19,260
Thomas L. Grennan    6,000                0.96%                $15.3125    January 26, 2010     $12,840
Richard D. Terrill   2,700                0.43%                $15.3125    January 26, 2010      $5,778

--------
(1) In 2000, current employees were offered the opportunity to exchange their stock options for restricted share units of approximately equal economic value as determined by an independent compensation consultant. On September 1, 2000, each of the named executive officers elected to exchange the above-listed stock options for restricted share units.
(2) The grant date valuation was calculated using the Black-Scholes option pricing model, and assumptions called for by paragraph 19 and Appendix B of Financial Accounting Standard 123. This calculation does not necessarily follow the same method and assumptions that we use in valuing long term incentives for other purposes. Please refer to the Human Resources Committee Report for a description of the Long Term Incentive and Share Award Plan.

Expiration Date:                              January 26, 2010
Annualized stock volatility:                       26.45%
Time of exercise (option term):                   10 years
Risk free interest rate:                           4.88%
Stock price at grant date and exercise price:     $15.3125
Average dividend yield:                            6.87%
Vesting restrictions:                            3 years *

      * One third of options were to become exercisable at each anniversary date for three years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                           Number of Securities Underlying
                    Unexercised Options at Fiscal Year-End (#) (1)
                              -------------------------
Name                Exercisable                      Unexercisable
----                -----------                      -------------
David C. Wittig     0                                0
Douglas T. Lake     0                                0
Carl M. Koupal, Jr. 0                                0
Thomas L. Grennan   0                                0
Richard D. Terrill  0                                0

--------
(1) The number of exercisable and unexercisable stock options held by each of the named executive officers is as of December 31, 2000. All stock options previously held by the named executive officers were exchanged during 2000 for restricted share units of approximately equal economic value as determined by an independent compensation consultant.

Retirement Plans

    We maintain a qualified non-contributory defined benefit pension plan and a non-qualified supplemental retirement plan for certain of our management employees, including executive officers, who are selected by the Human Resources Committee of our Board of Directors. Benefits payable from the qualified pension plan are limited by provisions of the Internal Revenue Code. The non-qualified supplemental retirement plan provides for the payment of retirement benefits in addition to those provided under the qualified pension plan.

    The following table sets forth the estimated annual benefits payable to the named executive officers upon specified remuneration based on age 65 as of January 1, 2001. The amounts presented do not take into account any reduction for joint and survivorship payments.

         ANNUAL PENSION BENEFIT FROM QUALIFIED AND NON-QUALIFIED PLANS

Average Applicable                 Average Applicable
Compensation       Pension Benefit Compensation       Pension Benefit
    ----------        --------         ----------       ----------
  $150,000         $ 92,550        $1,150,000         $  709,550
  $200,000         $123,400        $1,200,000         $  740,400
  $250,000         $154,250        $1,250,000         $  771,250
  $300,000         $185,100        $1,300,000         $  802,100
  $350,000         $215,950        $1,350,000         $  832,950
  $400,000         $246,800        $1,400,000         $  863,800
  $450,000         $277,650        $1,450,000         $  894,650
  $500,000         $308,500        $1,500,000         $  925,500
  $550,000         $339,350        $1,550,000         $  956,350
  $600,000         $370,200        $1,600,000         $  987,200
  $650,000         $401,050        $1,650,000         $1,018,050
  $700,000         $431,900        $1,700,000         $1,048,900
  $750,000         $462,750        $1,750,000         $1,079,750
  $800,000         $493,600        $1,800,000         $1,110,600
  $850,000         $524,450        $1,850,000         $1,141,450
  $900,000         $555,300        $1,900,000         $1,172,300
  $950,000         $586,150        $1,950,000         $1,203,150
$1,000,000         $617,000        $2,000,000         $1,234,000
$1,050,000         $647,850        $2,050,000         $1,264,850
$1,100,000         $678,700        $2,100,000         $1,295,700

    The supplemental retirement plan provides a retirement benefit at or after age 65, or upon disability prior to age 65, in an amount equal to 61.7% of final three-year average cash compensation (including share awards under the Stock for Compensation Program) and annual incentive bonuses, reduced by the benefits under the qualified pension plan (but not social security benefits), such amount to be paid to the employee or his designated beneficiaries for the employee's life with a 15-year term certain. The percentage of final three-year average compensation to be paid commencing at age 65, before reduction for qualified pension plan benefits, is 50% for a person retiring at age 50 increasing to 61.7% at age 65. An employee retiring at or after age 50, but before age 65, may receive a reduced benefit, payable in the same form commencing prior to age 65. The age 65 benefits are reduced by 5% per year if commenced prior to age 60, but no earlier than age 50. The supplemental plan vests 10% per year after five years of service until fully vested with 15 years of service or at age 65. Under the qualified plan, full vesting occurs after 5 years of service. The supplemental plan also pays a death benefit if death occurs before retirement equal to 50% of the employee's previous three year average compensation (or the vested retirement benefit percentage, whichever is higher) to his or her beneficiary for fifteen years following his or her death. All of the named executive officers are covered by the qualified and supplemental retirement plans. In the event of a change in control of us, participants may be deemed to be 65 years of age as of the date of such change in control for purposes of vesting and benefits.

    The years of service as of January 1, 2001 for the named executive officers are as follows: Mr. Wittig, six years; Mr. Lake, two years; Mr. Koupal, nine years; Mr. Grennan, twenty-seven years; and Mr. Terrill, twenty-one years.

Split Dollar Life Insurance Program

    We established a split dollar life insurance program for the benefit of us and certain of our officers, including executive officers. Under the split dollar life insurance program, we purchase a life insurance policy on the insured's life and, upon termination of the policy or the insured's death, the insured's beneficiary is entitled to a death benefit in an amount equal to the face amount of the policy reduced by the greater of (i) all premiums paid by us and (ii) the cash surrender value of the policy, which amount, at the death of the insured or termination of the policy, as the case may be, will be returned to us. We retain an equity interest in the death benefit and cash value of the policy to secure this repayment obligation.

    Subject to certain conditions, beginning on the earlier of (i) three years from the date of the policy or (ii) the first day of the calendar year next following the date of the insured's retirement, the insured is allowed to transfer to us from time to time, in whole or in part, his interest in the death benefit under the policy at a discount equal to $1 for each $1.50 of the portion of the death benefit for which the insured may designate the beneficiary, subject to adjustment if the participant does not retire within six months of the date of agreement based on the total return to shareowners from the date of the policy. Any adjustment would result in an exchange of no more than $1 for each $1 of death benefit nor less than $1 for each $2 of death benefit. At March 31, 2001, our liability under this program was approximately $19 million. The program has been designed such that upon the insured's death we will recover our premium payments from the policy and any amounts paid by us to the insured for the transfer of his interest in the death benefit.

Employment and Change in Control Agreements

    We have entered into employment agreements with the named executive officers and one other officer, each of which contains change in control provisions, and we have entered into change in control agreements with other of our officers and key employees. The agreements have three year terms with an automatic extension of one year on each anniversary, unless prior notice is given by the officer or by us. The agreements are intended to insure the officers' continued service and dedication to us and to ensure their objectivity in considering on our behalf any transaction which would result in a change in control of us.

    Under the employment agreements, an officer is entitled to benefits, if his or her employment is terminated by us other than for Cause or upon death, disability or retirement, or by the officer for Good Reason, each as defined in the agreements. Under the change in control agreements, benefits are provided for such terminations only if they occur within two years of a change in control. Under the employment agreements, benefits would also be provided if the officer were to terminate his or her employment, regardless of the reason, within 90 days of a change in control or if, in connection with a change in control, the officer were to leave our employ and become an employee of a former subsidiary which is then a separate, publicly traded company. A termination that would result in payments becoming payable is referred to as "Qualifying Termination."

    The employment agreements provide for annual salaries at the executive's base salary on September 19, 2000, the date of the agreements, with annual reviews by the Board of Directors, and participation in all employee benefit and incentive plans, programs and perquisites offered to our senior executives and reimbursement of business expenses. In addition to performing their duties, the executives have also agreed to keep certain company information confidential, not to solicit certain employees to leave our employ, and not to disparage us or our representatives.

    Upon a Qualifying Termination, we, or our successor, must make a lump-sum cash payment to the officer, in addition to any other compensation to which the officer is entitled, of two (2.99 in the case of certain officers, including the named executive officers) times the higher of such officer's base salary and 90% of the position's job value ("Adjusted Salary"); two (2.99 in the case of certain officers, including the named executive officers) times the higher of the highest bonus paid to such officer for the last three fiscal years and the officer's target bonus ("Bonus Amount"); and for officers not participating in our executive salary continuation plan, the actuarial equivalent of the excess of the officer's accrued pension benefits, computed as if the officer had two additional years of benefit accrual service, over the officer's vested accrued pension benefits utilizing the officer's current salary without regard for any salary limits imposed for qualified pension plans.

    In addition, we must offer health, disability and life insurance coverage to the officer and his or her dependents on the same terms and conditions that existed immediately prior to the termination for two (three in the case of certain officers, including the named executive officers) years, or, if earlier, until such officer is covered by equivalent benefits, continuation of financial and legal counseling services, participation in our matching gift program for two (three in the case of certain officers, including the named executive officers) additional years, and outplacement services. The employment agreements also provide for additional payments, if required, to make the individuals whole for any excise tax imposed under Section 4999 of the Internal Revenue Code, payment of certain relocation costs within eighteen months of the officer's termination of employment, and provision of retiree medical benefits.

    In the event of a Qualifying Termination, dividend equivalents, restricted share units and other stock based incentives or compensation accelerate and vest and restrictions or performance criteria lapse.

    Our supplemental retirement plan described under "Annual Pension Benefit from Qualified and Non-Qualified Plans" provides supplemental retirement benefits to designated participants, including the named executive officers. The plan provides in the event of a change in control, all active participants in the plan will be deemed to be 65 years of age for purposes of determining the maximum percentage of retirement benefits and 100% vesting of such benefits with benefits commencing not earlier than age 50. In addition, the plan provides for the funding of the plan benefits through our contributions into a rabbi trust under certain circumstances, including a change in control. The employment agreements for six executive officers, including the named executive officers, provide that full benefits under the plan shall commence immediately upon a Qualifying Termination and shall be calculated using the officer's Adjusted Salary and Bonus Amount.

    Under the employment agreements, if the officer is entitled to benefits under any split dollar life insurance agreement, a Qualifying Termination will result in the vesting of the base amount benefit (as defined in the split dollar agreement) under the program. Upon a Qualifying Termination, benefits payable under the split dollar life insurance program are required to be deposited into a rabbi trust. In addition, any unvested deferred compensation will be fully vested and with respect to Mr. Terrill's benefits under deferred compensation agreements with our Kansas Gas and Electric Company subsidiary, the benefits are payable upon a Qualifying Termination.

    "Cause" is defined as the willful and continued failure to perform substantially his or her duties or the willful engaging in illegal conduct demonstrably and materially injurious to us. "Good Reason" is defined as any material and adverse change in the executive's position or responsibilities; a reduction in base salary, annual target bonus opportunity or targeted long term incentive value; relocation; reduction in benefits; or termination of the agreement.

    Mr. Lake's agreement with us relating to his initial employment provides for a payment of $1 million on September 15, 2002 if he remains in our employ or is terminated by us without Cause or by Mr. Lake for Good Reason. Upon a Qualifying Termination, this payment will become due on the date of termination.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between Westar and Us

    In connection with the proposed transaction with PNM, Westar has entered into an asset allocation and separation agreement (the "allocation agreement") with us that provides for the allocation of assets and liabilities between Westar and us and provides for a proposed rights offering in which Westar proposes to issue a portion of its common stock to our shareholders. The allocation agreement divides non-tax assets and liabilities substantially on a corporate organizational basis such that the assets and liabilities of Westar and its subsidiaries (as reflected on its balance sheet) will remain assets and liabilities of Westar and its subsidiaries and our assets and liabilities and those of our subsidiaries (other than Westar and its subsidiaries) will remain assets and liabilities of ours. Tax assets and liabilities are not treated in the allocation agreement, but rather are addressed in a separate tax disaffiliation agreement (which is described below). Certain additional assets and liabilities relating to the unregulated business will be transferred from us to Westar, including certain smaller companies, certain legal claims, and certain interests in leased facilities. Westar will also assume liability for any discontinued non-utility operations from and after January 1, 1995. We will retain all liabilities associated with our former gas business and electric utility business, including any marketing and other related service businesses. The Kansas Corporation Commission has opened a docket to review these and other agreements between Westar and us and has issued an order suspending certain actions.

    The allocation agreement also provides the terms for repayment of a receivable in the amount of approximately $116.4 million at May 31, 2001 we owed to Westar. The receivable will be increased by additional cash advances by Westar to us, including the advance of the net proceeds of the proposed rights offering. Immediately prior to the closing of the PNM merger, Westar will elect to convert the then outstanding balance of the receivable into: (1) our convertible preference stock; (2) shares of Westar's common stock currently held by us at a price based on the average market prices for the twenty trading days preceding conversion, but not less than the subscription price for the rights offering or (3) shares of our common stock at a price based on the average market prices for the twenty trading days preceding conversion. On February 28, 2001, Westar converted $350 million of the then outstanding balance of the receivable into approximately 14.4 million shares of our common stock, representing approximately 17% of our outstanding common stock.

    Under the allocation agreement and proposed transaction with PNM, immediately prior to the closing of the proposed PNM merger, we will split-off our then interest in Westar to our shareholders. Prior to the split-off, we and Westar will enter into a tax disaffiliation agreement, which will set forth each party's rights and obligations with respect to payments and refunds, if any, of federal taxes for periods before and after the split-off and related matters such as the filing of federal tax returns and the conduct of audits or other proceedings involving claims made by the Internal Revenue Service. This agreement will remain in force for the full period of any statute of limitations. Under the tax disaffiliation agreement, Westar will assume sole responsibility of any (i) tax liability assessed to the extent attributable to Westar or any corporation that will be a member of the consolidated group of which Westar is the common parent immediately after the distribution (the "Westar Group") and (ii) tax liability resulting from the breach by Westar or any member of the Westar Group of certain representations and covenants that Westar has provided to us relating to the distribution. An indemnity arises under the tax disaffiliation agreement only to the extent that the tax liability results in a cash payment to a tax authority.

    We plan to provide administrative services to Westar under a shared services agreement which will be entered into immediately following the closing of the proposed rights offering. This agreement may be terminated by giving one year's notice, which following the closing of the PNM merger may not be given prior to the first anniversary of the closing of the PNM merger. The services to be provided by us through our employees will include financial reporting, accounting, legal, auditing, tax, office services, payroll and human resources, as well as consulting services. Westar will pay us for these services at various hourly charges and negotiated fees and will reimburse us for out-of-pocket expenses.

    Westar has entered into a stock purchase option agreement with us that grants Westar an option to purchase our interest in an electric power plant near Joplin, Missouri under joint development with the Empire District Electric Company. Our interest in the power plant is held by Westar Generating, Inc., our subsidiary. The purchase option granted is for a period of three years from execution, subject to two optional one-year extension periods.

    Westar may extend loans, or guarantee payment of loans being extended by a bank or other lender, in an aggregate amount not to exceed $20 million for the purchase of shares of its common stock upon the exercise of rights by its officers and directors and certain of our officers and directors.

Transactions Between Protection One and Us

    Pursuant to a contribution agreement between Protection One and us, we have agreed to certain arrangements relating to the election of directors of Protection One. In addition, during the 10-year period following November 24, 1997, a merger or a sale of all or substantially all of the assets of Protection One involving our or any of our affiliates generally will require the prior approval of a majority of the "Independent Directors" (as defined in the contribution agreement), and we may not acquire more than 85% of the outstanding shares of common stock or other voting securities of Protection One except under specified circumstances and subject to specified limitations.

    A tax sharing agreement between Protection One and us provides for our payment to Protection One for tax benefits utilized by us. Accordingly, a receivable balance of $3.2 million at December 31, 2000 from us reflects a portion of the tax benefit that will be utilized by us on our 2000 consolidated income tax return. During 2000, Protection One received $20.3 million and $28.6 million from us under the tax sharing agreement for the tax years 1998 and 1999, respectively. The $20.3 million payment, together with a payment for an intercompany receivable of $8.9 million, was comprised of certain of Monitoring's debt securities that Westar had acquired with a market value of approximately $15 million and a promissory note in the principal amount of approximately $14.2 million, payable in cash or the delivery of certain of Monitoring's debt securities. Protection One received from Westar certain of Monitoring's debt securities with a market value of approximately $13.8 million as payment against the promissory note and the balance of the note was repaid in cash in 2000.

    Protection One is a party to a service agreement with us. Pursuant to this agreement, we provide administrative services including accounting, human resources, legal, facilities and technology services. Protection One incurred charges of approximately $7.3 million for the year ended December 31, 2000, which were based upon various hourly charges, negotiated fees and out-of-pocket expenses. At December 31, 2000, Protection One had a net intercompany balance due to us of $1.2 million for these services.

    Protection One has entered into a lease agreement with us for the use of office space owned or leased by us. During 2000, we billed Protection One approximately $325,000 for office space under this agreement.

Transactions Between Westar and Our Subsidiaries

    On February 29, 2000, Protection One sold its European operations and certain investments to Westar. The consideration received was approximately $244 million, comprised of approximately $183 million in cash and certain outstanding debt securities of Protection One Alarm Monitoring, Inc. ("Monitoring"), a wholly owned subsidiary of Protection One, with a market value of approximately $61 million. Westar paid approximately $102 million for the aggregate of approximately $76 million of Monitoring's debt securities paid to Protection One. During 1998, Protection One paid an aggregate of approximately $228.5 million for the European operations and other investments subsequently sold to Westar. Westar agreed to pay Protection One a portion of the net gain, if any, on a subsequent sale of the business on a declining basis over the four years following the date of the purchase agreement. Based on the recommendation of a special committee of the board of directors, the sale of Protection One's European operations was approved by the Protection One board of directors, excluding Carl M. Koupal, Jr. and Douglas T. Lake. The special committee, comprised of Maria de Lourdes Duke, Ben M. Enis and James Q. Wilson, received a fairness opinion from an investment banker with regard to the sale of the European operations.

    Protection One had outstanding borrowings under its Senior Credit Facility with Westar of $44 million on December 31, 2000. Protection One used the $183 million in cash proceeds from the sale of its European operations to reduce outstanding borrowings under the facility. For the year ended December 31, 2000, interest expense of $7.6 million was accrued on borrowings under the facility and total interest payments of $8.1 million were made. In December 2000, the Senior Credit Facility was amended to extend the maturity date from January 2, 2001 to March 2, 2001 and to increase the interest rate to reflect current market conditions. On February 28, 2001, the Senior Credit Facility was further amended, among other things, to further extend the maturity date to January 2, 2002. In connection with the amendments, Protection One paid Westar a $1.15 million amendment fee.

    Protection One acquired 5,152,113 shares of its common stock from Westar in 2000 for a combined cost of $3.4 million, which maintained Westar' proportionate ownership interest of the Protection One's common stock after Protection One acquired 1,674,700 shares of its common stock in open market transactions. During the first quarter of 2001, Protection One purchased 11,532,104 shares of its common stock from Westar for $12.6 million after Protection One acquired 2,180,600 shares of its common stock for $2.4 million in open market transactions.

    Protection One purchased from Westar $37.6 million face value of Monitoring's debt securities for $25 million during 2000. The original cost of the debt securities to Westar was $21.5 million. During the first quarter of 2001, Protection One purchased from Westar $66.1 million face value of Monitoring's debt securities for $45.2 million. The original cost of the debt securities to Westar was $45.6 million. The prices paid by Protection One for the debt securities were established by the board of directors of Protection One so as not to exceed the ten day average of the market price for such securities as quoted by a reputable New York broker who makes a market in the debt securities. Protection One relied on these quotes in order to meet the guidelines set by the Protection One board of directors in establishing the purchase prices.

    From January 1, 2001 through March 31, 2001, Protection One purchased 13,712,704 million shares of its outstanding common stock pursuant to its share repurchase program. Concurrently with these open market purchases, Protection One purchased 11,532,104 million shares from Westar for $12.6 million, at the same prices as the market purchases.

    Protection One was a party to a marketing agreement with Paradigm Direct LLC ("Paradigm") which was terminated as of September 30, 2000. Westar had a 40% ownership interest in Paradigm. Protection One expensed $4.3 million for the year ended December 31, 2000 for marketing services provided by Paradigm pursuant to the marketing agreement.

    Protection One compensates Westar Aviation, Inc. ("Westar Aviation"), a wholly owned subsidiary of Westar, for the use of corporate aircraft. During 2000, Westar Aviation billed Protection One approximately $110,000 for aircraft use.

                               PERFORMANCE GRAPH

[GRAPHIC]
[Performance Graph]
        Western Resources       S&P 500    S&P Electrics

12/31/95       100              100             100
12/31/96        98.98           122.96           99.67
12/31/97       146.76           163.98          125.9
12/31/98       119.95           210.84          145.46
12/31/99        66.87           255.21          117.19
             12/31/2000     105.9            231.98          179.9

    * Assumes $100 invested on December 31, 1995. Total return assumes reinvestment of dividends.

                            ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

    The rules of the Securities and Exchange Commission require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the copies of reports filed for the year and written representations that no other reports were required, we believe that all required filings were made on a timely basis in 2000.

Shareholder Proposals

    The 2002 Annual Meeting of Shareholders is tentatively scheduled to be held on July 9, 2002. We will not hold an annual meeting in 2002 if the closing of the PNM transaction occurs prior to the annual meeting. Specific proposals of shareholders intended to be presented at the 2002 meeting must comply with the requirements of the Exchange Act and our amended Restated Articles of Incorporation. In order to be included in our 2002 proxy materials mailed to shareholders, shareholder proposals must be received by our Corporate Secretary by February 12, 2002. If a shareholder intends to present a proposal at the 2002 annual meeting other than pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by our Corporate Secretary between May 20, 2002 and June 4, 2002 assuming the annual meeting is held on July 9, 2002. If the proposal is not received during such period, the proxies designated by our Board of Directors for the 2002 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement for such meeting or on the proxy card for such meeting.

Independent Public Accountants

    Arthur Andersen LLP has acted as our independent auditors since 1958, and has been recommended by the Audit and Finance Committee, approved by the Board of Directors and engaged by us as our independent public accountants for 2001. Representatives of Arthur Andersen LLP will be in attendance at the annual meeting, will be available to respond to appropriate questions from shareholders, and will be permitted to make a statement at the meeting if they desire to do so.

    In addition to performing the audit of our consolidated financial statements, Arthur Andersen LLP provided various other services during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:

       Audit fees............................................. $1,351,074
       Financial information systems design and implementation          0
       All other fees.........................................  2,689,380
                                                               ----------
       Total fees............................................. $4,040,454

    "All other fees" includes consultation and audit work performed with respect to strategic restructuring and business transactions, general and subsidiary accounting matters, compensation matters and benefit plans of us and our subsidiaries, and tax-related matters.

    The Audit and Finance Committee reviews the services provided by Arthur Andersen LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Arthur Andersen LLP.

Annual Report to Shareholders

    Our Annual Report for the year ended December 31, 2000 was mailed to shareholders on or about April 30, 2001. The Annual Report contains financial statements audited by Arthur Andersen LLP, independent public accountants.

Other Business

    Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the election of directors. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

Questions

    If you have any questions or need more information about the annual meeting, write to:

                         Shareholder Services
                         Western Resources, Inc.
                         P.O. Box 750320
                         Topeka, Kansas 66675-0320

or call us at (800) 527-2495 or (785) 575-6394 in the Topeka area.

                                          By Order of the Board of Directors,

                                          /s/ Larry Irick
                                          Larry D. Irick
                                          Corporate Secretary

Topeka, Kansas
June 12, 2001

                                                                      Appendix A

                      AUDIT AND FINANCE COMMITTEE CHARTER

                            WESTERN RESOURCES, INC.
                              BOARD OF DIRECTORS

PURPOSE:

The Audit and Finance Committee (the Committee) will assist the Board of Directors in fulfilling their responsibilities to the shareholders, potential shareholders, government entities, and investment community, relating to corporate accounting, reporting practices, and the quality and integrity of the Company's financial reports. To achieve this mission, it is essential that the Committee maintain free, independent, and candid communication among the directors, independent auditors, internal auditors, and financial management of the Company.

ORGANIZATION:

The Committee will be composed of a minimum of three outside directors who are independent of management and are free of any relationship that would interfere with their exercise of independent judgment as a Committee member. Members are appointed to the Committee by the Chairman of the Board and confirmed by majority vote of the Board of Directors. All members of the Committee shall have a basic understanding of finance and accounting practices and be able to read and understand fundamental financial statements. At least one member of the Committee shall have accounting or related financial management expertise.

The Committee shall meet a minimum of three times a year or more frequently as circumstances dictate. The agenda, operating methods, and any other business of the Committee shall be determined by the Committee members, in harmony with the requirements of the Board of Directors, reflecting current needs and requirements. The Committee will receive staff support from the Company as needed with the Internal Audit Director as primary operating liaison. The Committee should meet privately in executive session at least annually with management, the Internal Audit Director, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

AUTHORITY:

The Committee is granted the authority to have full and independent access to any information relating to any activity within the scope of its duties and responsibilities. All employees are directed to cooperate with members of the Committee. The Committee is empowered to direct the Internal Audit function, management, or retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility.

RESPONSIBILITIES:

In acting on its charter, the Committee believes that its policies and procedures should remain flexible, adapting to changing needs and conditions and thus allowing the Committee to inform the Board of Directors about significant accounting and reporting practices of the Company. In its oversight capacity, though, the Committee is neither intended or equipped to guarantee with certainty the accuracy and quality of the Company's financial statements and accounting practices. It remains the responsibility first of management, internal auditors, external auditors and other financial and accounting professionals to provide information that is appropriate, accurate, and complete.

To carry out its responsibilities, the Committee will:

Recommend to the Board of Directors the independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls.

Review the annual audited financial statements contained in the annual report with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

Review and discuss with the independent auditors all significant relationships they have with the Company. The independent auditors will submit a formal written statement each year regarding relationships and services which may affect independence and objectivity.

Review the independent auditors' annual audit plan.

Discuss significant matters addressed at each Committee meeting with the Board of Directors.

Examine any matter brought to its attention, and within the scope of its duties, with the power to retain counsel and/or other particular expertise for this purpose if, in its judgment, it is appropriate.

Annually review this charter. Submit the charter to the Board of Directors for approval and amend this document as needed for changes in regulations or applicable stock exchange requirements.

Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

FINANCING DUTIES AND RESPONSIBILITIES:

--  Review management's financing strategy and plans including:

    --  Projected levels of short-term borrowing and credit line requirements.

    --  Projected need for amounts and types of permanent financing.

    --  Short- and long-term investment activities.

-- Review financial transactions requiring Board approval and recommend approval to the Board.

                             WESTERN RESOURCES, INC.

      Solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Western Resources, Inc. - July 10, 2001 at 11:00 A.M. at the State Line Power Plant near Joplin, Missouri.

         The undersigned hereby appoints Larry D. Irick, Richard D. Terrill and David C. Wittig, and any one or more of them, attorneys and proxies, with the full power of substitution and revocation in each, for and on behalf of the undersigned, and with all the powers the undersigned would possess if personally present, including discretionary power upon other matters properly coming before the meeting, to vote at the above Annual Meeting and any adjournment(s) thereof all shares of Common and Preferred Stock of Western Resources, Inc. that the undersigned would be entitled to vote at such meeting. This proxy also provides voting instructions for shares held by the undersigned in the Western Resources, Inc. 401(k) Employees' Savings Plan and the Employee Stock Purchase Plan. The undersigned acknowledges receipt of the Notice and Proxy Statement dated June 12, 2001.

         The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR all proposals.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                Forward this card to Corporate Election Services:
                      P.O. Box 3230, Pittsburgh, PA 15230

                            - FOLD AND DETACH HERE -

--------------------------------------------------------------------------------

"E" IS FOR EASY...AND ELECTRONIC

We encourage you to vote electronically, either by touch tone telephone or through the Internet. Electronic methods cut down on your paperwork and also reduces our printing and postage costs which achieves greater shareholder value. If you would like electronic access to the Annual Report and Proxy Statement next year and not receive them by mail, be sure to indicate this when you vote.

Remember, whether or not you are attending the meeting, we encourage you to vote your shares. Thank you for being a Western Resources, Inc. Shareholder.

--------------------------------------------------------------------------------

WHERE AND WHEN

                            [Western Resources logo]

                         Annual Meeting of Shareholders
                             Tuesday, July 10, 2001
                                   11:00 a.m.
                             State Line Power Plant
                           2299 South State Line Road
                              Near Joplin, Missouri

                                                                    Please mark
                                                                   your votes as
                                                                   indicated in
                                                                  this example X
ELECTION OF DIRECTORS: Nominees for terms ending in 2004:

     01 Gene A. Budig          [_] I (WE) WILL ATTEND THE ANNUAL MEETING.

     02 John C. Nettels, Jr.   [_] I (WE) HAVE INTERNET ACCESS AND CONSENT TO
                                   ACCESS FUTURE NOTICES OF ANNUAL MEETINGS,
                                   PROXY STATEMENTS, AND ANNUAL REPORTS
                                   ELECTRONICALLY ON THE INTERNET INSTEAD OF BY
                                   MAIL.

     03 David C. Wittig        [_] ANOTHER COPY OF THE ANNUAL REPORT IS
                                   DELIVERED TO THIS ADDRESS SO I (WE) CONSENT
                                   TO DISCONTINUE RECEIVING THE ANNUAL REPORT
                                   FOR THIS ACCOUNT.

FOR         WITHHOLD       FOR ALL
ALL        FOR ALL        EXCEPT(*)

[_]          [_]            [_]

(*) TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK AN (X) IN THE "For All Except" BOX AND WRITE NUMBER(S) OF NOMINEE(S) BELOW.

                       USE NUMBER ONLY
                                       --------------------------------

                       Dated:                                    , 2001
                             -----------------------------------


                       ------------------------------------------------
                                         SIGNATURE

                       ------------------------------------------------
                                         SIGNATURE

                       Please mark, date and sign as your name(s) appear hereon and return in the enclosed envelope. Give full title if signing for a corporation or as attorney, executor, administrator, guardian or in any other capacity.

                            - FOLD AND DETACH HERE -

[Western Resources logo]

Thank you for being a Western Resources, Inc. Shareholder.

Please take a moment now to vote your shares for the upcoming Annual Meeting of Shareholders. You can vote in one of three ways:

OPTION #1: Vote by Telephone: Call toll free 1-800-250-9081 using a touch tone telephone 24 hours a day, 7 days a week, and follow the simple prompts. You will be asked to enter the Control Number below.

           If you wish to vote "For All Directors" as recommended by the Board of Directors, simply press 1. Please wait for your confirmation.
           If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. There is no charge for this call in the United States.

                             Your Control Number is

                               -------------------

                          For Telephone/Internet Voting

           Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

OPTION #2: Vote by Internet:  Access  http://www.votefast.com  and respond to a few simple prompts after entering the Control Number above.

OPTION #3: Vote by Mail:  If you do not desire to vote by touch tone telephone or the Internet, please mark, sign, date and return the proxy card above.

           Your telephone or Internet vote must be received by 10:59 p.m. CDT on July 9, 2001 to be counted in the final tabulation.

           If you vote by telephone or Internet, please do not mail this card.